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                                                                    EXHIBIT 99.1

                                                                 FIRST OAK BROOK
                                                                 BANCSHARES



   NEWS RELEASE / NEWS RELEASE / NEWS RELEASE / NEWS RELEASE / NEWS RELEASE


DATE OF RELEASE:  June 10, 1997

FOR FURTHER INFORMATION CONTACT:  Rosemarie Bouman
                                  Chief Financial Officer
                                  (630) 571-1050 ext. 258


                        FIRST OAK BROOK BANCSHARES, INC.
                    ANNOUNCES SALE OF CREDIT CARD PORTFOLIO

Oak Brook, Illinois, June 10, 1997--First Oak Brook Bancshares, Inc. announced today that its Oak Brook Bank subsidiary has entered into an agreement to sell its credit card portfolio. The transaction is expected to close on or before July 1, 1997.

Although terms of the transaction were not announced, Rose Bouman, Vice President and Chief Financial Officer of First Oak Brook commented that, "After transaction costs and taxes, the Company estimates a net gain of approximately $5 million from the sale. In addition, the Company will also share in the future earnings of the card portfolio over the next five year period, as defined in the contract."

Richard M. Rieser, Jr., Company President, said, "The decision to sell our credit card portfolio was difficult. While our credit card business remains very profitable, we have been caught between cards with low 'teaser' rates, on the one side, and 'rebate' cards, on the other. More and more the credit card arena has become the 'land of the giants.' These last couple years the volume gains we expected just weren't there.

"Early this year we announced that we were exploring how to position ourselves in this competitive market. As we were analyzing these options, we had discussions with representatives of MBNA America Bank, N.A., Wilmington, Delaware. MBNA, with over $40 billion in outstandings, is a company we greatly admire for both its incredibly high quality of customer service and marketing savvy. When the premier credit card company in America showed us what it could do for our current affinity groups and cardholders, agreed to let us continue to market credit cards under a favorable agency relationship and made us a financially attractive offer, we opened serious negotiations which led to this agreement.
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"Our future plans call for the marketing of MBNA's cardholder services under our agent agreement and refocusing our internal efforts on the acquiring (merchant) side of the business and our PlasticCash(R) (combined ATM/debit) card. Oak
Brook Bank also retains the rights to be involved as new technologies emerge, such as 'smart' cards.

"The financial resources freed up and the profits realized from this transaction will be available to support our lending, especially our growing prime indirect auto loan portfolio, and other growth opportunities from branch expansion to acquisitions in banking and allowable non-banking activities. A larger capital base will be a big advantage in the next few years.

"Many of our existing staff will be absorbed into other areas of the bank. Oak Brook Bank has a wealth of top talent whom we will redeploy to core banking opportunities. These include our rapidly growing Cash Management and Commercial Banking, Consumer Credit, the Call Center, and Information Technology departments."

First Oak Brook Bancshares, Inc. owns the $750 million asset Oak Brook Bank.
The Bank operates nine banking offices, eight in the western suburbs and one in the northern suburbs of Chicago, Illinois. A tenth branch is under construction in Aurora, Illinois.

The Company's Class A Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market/SM/ under the symbol FOBBA.



The Company cautions that the matters discussed in the foregoing announcement contain certain forward-looking statements that involve potential risks and uncertainties that may affect the Company's future results, which could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, failure to satisfy the conditions precedent to the transaction described and to costs and expenses related thereto, the impact of changes in the financial markets and competition from financial and non-financial service firms on the card revenues achieved by the purchaser after the transaction and on the Company's ability to achieve its growth opportunities and other factors affecting the Company and its business as reflected from time to time in the Company's filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date hereof and the Company undertakes no obligation to update the statements to reflect subsequent circumstances or events.